EXHIBIT 10.2
Confidential Correspondence
March 19, 2007
First last
Dear first:
As you know, Hanover Compressor Company (our “Company” or “Hanover”) has signed a merger agreement with Universal Compression Holdings, Inc. Under the terms of the merger agreement, both companies will be combined in a merger of equals to create a new company. While the merger is still subject to regulatory and shareholder approval, we remain optimistic that these approvals will be granted and the merger will close some time in the third quarter of 2007.
We recognize that the next few months will create uncertainty for you regarding your future employment. However, as a key employee, your participation in Hanover’s continuing operations during this process as well as your contributions to the process itself will be critical to enable Hanover to successfully consummate the merger. To encourage you to stay employed with the Company during this period and to motivate you to use your best efforts while we move forward with the merger, we are offering you the opportunity to earn a “Retention Bonus” equal to $******. To earn the Retention Bonus, you must satisfy the terms and conditions set forth in this Retention Bonus Award Letter and the Hanover Compressor Company Retention Bonus Plan (the “Retention Plan”) enclosed with this letter and continue to be employed by the Company or its successor on your Key Date. If you do so, the Retention Bonus shall be paid to you in a single lump sum within 10 days of your Key Date. For these purposes, your “Key Date” will be March 31, 2008. If you terminate employment with the Company or its successor prior to the Key Date, you will forfeit your right to receive the Retention Bonus. However, if the reason for such termination is: death, Disability, or involuntary termination by the Company (or its successor) for reasons other than “Cause”, as these terms are defined in the Retention Plan, then you will be entitled to an accelerated payment of your Retention Bonus within 10 days of such event.
You agree to treat both the terms of this Retention Bonus Award Letter and your receipt of a Retention Bonus Award Letter as confidential, and further agree to not discuss with peers, supervisors or other Hanover employees. If you have any questions concerning your Retention Bonus Award Letter or the Retention Plan, please direct those questions to Steve Muck, Vice President Global Human Resources and HSE.

The Company shall have the exclusive authority to interpret, in its sole discretion, all provisions of this Retention Bonus Award Letter, including, without limitation, the authority to: (i) interpret the meaning of any and all terms (defined or otherwise) contained or referred to in this letter and the Retention Plan; and (ii) take any and all such other actions it deems necessary or advisable for the proper operation and/or administration of the subject matter described in this letter. Any payments to you shall be subject to applicable federal, state, and local tax withholdings, and in the case of expatriate employees, any withholding required under the Company’s expatriate program, or such other withholdings as you agree to. Capitalized terms used but not defined in this Retention Bonus Award Letter have the meanings set forth in the Retention Plan.
The letter is not a contract of employment or an agreement of employment for a definite term. Except where otherwise required under applicable law, your employment remains an employment terminable at will by either party at any time and for any reason or no reason. This letter may not be amended or modified except through a written amendment signed by the Company (or its successor) and you.
This letter is governed by and subject to the terms of the Retention Plan. In the event of a discrepancy between the terms of this letter and the Retention Plan, the Retention Plan document shall govern.
If you understand and agree to the above, please sign below and return to Steve Muck, Vice President — Global Human Resources and HSE, by the end of the business day on March 30, 2007. I look forward to working with you during this exciting time. If you have any questions, please call me.

Sincerely,

Steve Muck

Vice President Global Human Resources and HSE

ACCEPTED and AGREED:

Date:
Enclosure — Retention Plan

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